EMPLOYMENT AGREEMENT
                              --------------------


          THIS  AGREEMENT  effective  as  of  November  1,  1999.

BETWEEN:

GLOBALNETCARE,  INC.,  of  Suite 950, 2000 McGill College, Montreal, Quebec, H3A
3H3

(the  "Company")

                                                               OF THE FIRST PART

AND:

JIMMY FOUSSEKIS, of Block A, Apt. 1414, La Cite, 3600 Park Avenue, Montreal, Quebec H2X 3R2

(the  "Employee")

                                                              OF THE SECOND PART

WITNESSES  THAT  WHEREAS:
A. The Employee has certain skills and expertise required by the Company for its operations;
B. The Company wishes to obtain and the Employee wishes to provide certain services to the Company on the terms and conditions contained herein;
          THEREFORE in consideration of the premises and of the covenants and agreements of the parties hereinafter set forth, the parties hereto covenant and agree each with the other as follows:

1.     EMPLOYMENT,  TERM,  POSITIONS  AND  DUTIES

1.1 Employment The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions herein set forth.
1.2     Term  Employment  of  the  Employee  by  the  Company shall be effective
November 1, 1999 and shall continue until such time as this Agreement is terminated as hereinafter set out in Section 1.3 or 4 herein.

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1.3     Resignation  Nothing  in this Agreement shall prohibit the Employee from resigning from the Company at any time on one (1) month written notice to the Company, which notice may be waived by the Company in its sole discretion and, upon such resignation taking effect, the Employee's employment shall terminate and neither party hereto shall have any rights or obligations hereunder, except those specifically set out in Section 2.2 hereof.

1.4 Position The Employee shall serve as Communications Representative for the Company.

1.5 Duties The Employee shall carry out such duties as would customarily be carried out by a Communications Representative in the e-commerce and telecommunications industry.

1.6 Reporting The Employee shall report to the President of the Company and take direction from the President of the Company.

2.     OBLIGATIONS
2.1 Full Time and Efforts During the term of his employment pursuant to this Agreement, the Employee shall devote his full time and effort and attention to his duties as set out in this Agreement and shall not be engaged, employed or associated with any other business venture without the written consent of the President of the Company.

2.2 Fiduciary Duty, Confidentiality and Non-Competition The Employee recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the manner in which the Company's business is conducted. It is the intent and Agreement of the Employee and of the Company that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Company and not in any manner which would be detrimental to it. The Employee agrees that following the termination of his employment for any reason whatsoever, he shall not, without the consent of the Board of Directors of the Company by resolution, engage in any solicitation of the clients, customers or any individuals or firms with respect to which the Company has had dealings (and whether or not any contractual arrangements have been concluded as between the Company and any such individuals or firms) which might benefit any competitor of the Company.

3.     COMPENSATION
3.1 Common Shares The Employee shall be compensated by issuance to the Employee of Five Hundred (500,000) common shares (the "Shares") in the capital stock of the Company, at a deemed price of $0.56. If eligible, the Shares shall be registered by the Company on a Form S-8 and such Shares will be subject to the resale restrictions set forth in the rules and regulations enacted under the Securities Act of 1933, as amended.

3.2 Salary. In consideration of the Employee providing the serviced referred to herein, the Company agrees to pay the Employee a bi-weekly salary of two thousand Canadian dollars ($2,000 Cdn.), subject to increase as from time to time approved by the Board of Directors.

3.3. Expenses The Employee shall be responsible for paying all expenses related to his employment with the Company without reimbursement, with the exception of those expenses which, prior to such expenses having being incurred, the President has agreed to reimburse to the Employee.

3.4 No Other Compensation Except as set out in this Agreement, the Employee shall not be entitled to any other compensation or benefits.

4.     TERMINATION
4.1 Company's Right to Terminate Notwithstanding any other provision in this Agreement, the Company may terminate the employment of the Employee at any time for just cause or because of permanent disability by giving written notice to the Employee of its intention to terminate this Agreement on the date specified in such notice. The Company may also terminate the employment of the Employee without cause at any time upon thirty (30) days written notice.

4.2 Definition Where used herein, "permanent disability" means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner selected by the Company and the Employee, acting reasonably, which prevents the Employee to a substantial degree from performing his obligations as Communications Representative.

5.     MISCELLANEOUS
5.1 Modification and Waiver No provision of this Agreement shall be modified or amended unless such modification or amendment is authorized by the President and is agreed to in writing, signed by the Employee and by the Company.

5.2 Law Governing This Agreement shall be subject to and governed by the laws of the State of California.

5.3 Invalidity The invalidity, illegality or unenforceability of any provision hereof, shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

5.4 Headings The headings contained herein are for reference purposes only and shall not in any way affect the construction or interpretation of this Agreement.

5.5 Execution in Counterparts and by Facsimile This Agreement may executed in counterparts in as many copies as may be necessary. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication producing a printed copy will be deemed to be execution and delivery of this Agreement on the date of such communication by the party so delivering such copy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of November, 1999.

GLOBALNETCARE,  INC.

Per:     /s/ Nick Pedafronimos
------------------------------
Authorized  Signatory


SIGNED,  SEALED  and  DELIVERED  by       )
JIMMY FOUSSEKIS in  the  presence of:     )
                                          )
Harvey Lalach                             )
-------------------------------------     )
Print  Name                               )
265 Alice Carriere                        )
-------------------------------------     )
Address                                   )
Beaconsfield, Quebec                      )
-------------------------------------     )
Businessman                               )          /s/ Harvey Lalach
-------------------------------------     )         -------------------
Occupation                                )           HARVEY  LALACH